Columbia Bank Announces
The Appointment of Justin Jennings to
Executive Vice President, Operations Officer

FAIR LAWN, NJ JANUARY 21, 2022 — Columbia Bank is pleased to welcome, Justin Jennings, the new Executive Vice President, Operations Officer, effective immediately. Jennings, who replaces Brian Murphy upon his retirement in April 2022, is responsible for the Operations division including Card Services, Deposit Operations, Loan Servicing and the Customer Service Center.

Mr. Jennings spent his entire career at JPMorgan Chase & Co., beginning in the Operations Management Development Program and progressed through various leadership roles, most recently serving as Executive Director, Head of Treasury Services for Community Development Banking. In the position, he focused on providing greater service nationally to underserved areas, including community development, financial institutions and multi-family affordable housing owners and operators.

Very active in the community, Mr. Jennings serves as a participant in school wide operations of Harlem Link Charter School, and is a member of Link Unlimited, an organization that provides need-based scholarships and mentoring for African American students through high school and college with an expectation of 100% graduation rate. He is also a life long service member of the Historically Black Greek Letter Organization, Kappa Alpha Psi Fraternity, Inc.

Justin holds an MBA from the Mendoza School of Business, University of Notre Dame and a Bachelor’s degree in Sociology from The Ohio State University. He currently resides in South Orange, New Jersey with his wife and two children.

About Columbia Bank

Founded in 1927 and headquartered in Fair Lawn, NJ, Columbia Bank has 62 full-service branch networks spanning the state of New Jersey, an asset base of approximately $9.1 billion. Columbia Bank offers a full suite of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. For more information about Columbia Bank’s complete line of products and services, visit www.ColumbiaBankOnline.com. Follow Columbia Bank on: Facebook, Instagram, Twitter, YouTube & Linked In.